FRANKLIN RESOURCES, INC.
                            777 Mariners Island Blvd.
                                  P.O. Box 7777
                            San Mateo, CA 94403-7777


July 24, 1998


Franklin Investors Securities Trust
777 Mariners Island Blvd.
San Mateo, CA 94404


Gentlemen:

     We propose to acquire the initial share of beneficial interest (the "Share") of the Franklin Bond Fund (the "Fund"), a series of Franklin Investors Securities Trust (the "Trust"), at a purchase price of $10.00 per share. We will purchase the Share in a private offering prior to the effectiveness of the Form N-1A registration statement filed by the Trust on behalf of the Fund under the Securities Act of 1933. The Share is being purchased as the initial advance in connection with the operations of the Fund.

     We consent to the filing of this Investment Letter as an exhibit to the Form N-1A registration statement of the Trust.


Sincerely,

FRANKLIN RESOURCES, INC.



By:   /s/ Harmon E. Burns
      ------------------------
      Harmon E. Burns
      Executive Vice President